Exhibit 99.1

Boston Omaha Corporation Announces Date for 2024 Annual Meeting of Stockholders

Omaha, Nebraska (Business Wire)                                               May 31, 2024

Boston Omaha Corporation (NYSE: BOC) (the “Company”) announced today that the date of its 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) will be September 20, 2024. The meeting will be held at The Salvation Army Omaha Kroc Center – Joyce Mammel Assembly Hall, 2825 Y Street, Omaha, NE 68107. The formal portion of the 2024 Annual Meeting will commence at 10:00 a.m. Central Time and will be held in person with no remote streaming.

Because the 2024 Annual Meeting will be held more than 30 days from the anniversary date of the Company's 2023 Annual Meeting, the deadlines set forth in the Company's definitive proxy statement filed with the U.S. Securities and Exchange Commission (the "SEC") on March 27, 2023 for stockholder proposals and director nominations for consideration at the 2024 Annual Meeting no longer apply.

The new deadline for stockholder proposals and director nominations is the close of business on June 14, 2024 (which the Company has determined to be a reasonable time before it expects to begin to print and distribute its proxy materials prior to the 2024 Annual Meeting). This timeframe will allow for proposals and director nominations of stockholders intended to be included in the Company's proxy statement and form of proxy for the 2024 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the proxy access provisions of the Company's Amended and Restated Bylaws, and proposals and director nominations of stockholders intended to be considered at the 2024 Annual Meeting other than by means of inclusion in the Company's proxy statement and form of proxy card. Stockholders submitting proposals or nominations using the foregoing procedures should deliver or mail the proposal or nomination, and all supporting information required by Rule 14a-8 or the Company's Amended and Restated Bylaws, as applicable, to Boston Omaha Corporation, 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102, Attention: Secretary. In addition to complying with this deadline, stockholder proposals and nominations must comply with all applicable SEC rules, including Rule 14a-8, and the requirements set forth in the Company's Amended and Restated Bylaws and applicable law.

If you plan to attend this year’s meeting, please RSVP here at our event page: Boston Omaha's 2024 Annual Shareholder Meeting.

About Boston Omaha Corporation

Boston Omaha Corporation is a public holding company with four majority owned businesses engaged in outdoor advertising, broadband telecommunications services, surety insurance and asset management.

Our investor relations website is https://investor.bostonomaha.com/ and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information, and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.

Boston Omaha Corporation

Josh Weisenburger, 402-210-2633

contact@bostonomaha.com